Exhibit 99.1

 Montpelier Re Reports Comprehensive Income of $48.5 Million for the
                         First Quarter of 2006

    HAMILTON, Bermuda--(BUSINESS WIRE)--April 27, 2006--Montpelier Re Holdings Ltd. (NYSE:MRH) ("the Company") today reported comprehensive income for the first quarter ended March 31, 2006 of $48.5 million, or $0.54 per share, compared with $36.0 million, or $0.54 per share, for the same quarter last year. Net income excluding net realized and unrealized gains and losses for the first quarter was $46.1 million, or $0.51 per share, compared with $65.5 million, or $0.97 per share, for the same quarter of last year. Return on equity (1) for the first quarter of 2006 was 4.5%.
    Fully converted book value per share (2) increased from $11.86 per share at December 31, 2005 to $12.27 at March 31, 2006, net of a dividend of 7.5 cents per share.
    The results for the quarter include a net favorable impact of $3.9 million relating to 2005 and prior periods.
    Anthony Taylor, Chairman and CEO, commented: "This was a satisfactory transitional quarter in a number of important respects. Firstly, our net income and combined ratio returned to acceptable levels. Secondly, our net loss reserve position on the 2005 storms was stable. Thirdly, we successfully launched Blue Ocean Re, the vehicle through which we now participate alongside third party capital in property retrocessional business."
    Mr. Taylor continued, "As we previously communicated, our gross written premiums were down in comparison to the first quarter of 2005. There are both continuing and one-off factors driving this reduction. These include our decision to decrease gross aggregate exposures in peak zones, the end of a three year contract with Aspen Insurance, and our tactical decision to non-renew certain lines at January 1st such as standard offshore marine business. In addition, we turned down a significant amount of renewal and new business early in the quarter which did not meet our return targets. The good news is that pricing in U.S. property business has increased significantly of late and we are well positioned to participate in the forthcoming renewals."
    Mr. Taylor added, "Our additional reinsurance purchases at the end of 2005 resulted in a significant impact on ceded earned premiums in the first quarter. We expect this expense to reduce in subsequent quarters."
    "Finally, on the capital front, we issued $100 million of trust preferred stock at the beginning of 2006. All in all, I am happy with our capital position and our capacity to take advantage of increasingly favorable conditions in our core business. We will continue to be opportunistic."
    Please refer to the Financial Supplement, which is posted on the Financial Reports page of the Company's Investor Information section of its Web site at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.

    (1) Return on equity is based on comprehensive income divided by average shareholders' equity.

    (2) Fully converted book value per share at March 31, 2006 is based on total shareholders' equity at March 31, 2006 divided by common shares outstanding of 89,179,407 plus common shares issuable upon conversion of outstanding share equivalents of 469,196 at March 31, 2006. Fully converted book value per share is based on total shareholders' equity at December 31, 2005 divided by common shares outstanding of 89,178,490 plus common shares issuable upon conversion of outstanding share equivalents of 9,170 at December 31, 2005. Warrants outstanding at March 31, 2006 and December 31, 2005 are not included in the calculations as the exercise price is greater than the book value per share.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Friday, April 28, 2006 at 10:00 a.m. Eastern Time.

    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's Web site at www.montpelierre.bm. A telephone replay of the conference call will be available through May 5, 2006 by dialing 888-286-8010 (toll-free) or 617-801-6888 (international) and entering the pass code: 56182101.

    Montpelier Re Holdings Ltd., through its operating subsidiary
Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" in Item 1A of Montpelier's Annual Report on Form 10-K filed for the year ended December 31, 2005 on March 14, 2006 with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.


                     MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)


                                                 As at       As at
                                               March 31,  December 31,
                                                 2006        2005
                                              ----------- ------------
Assets

Investments and cash:
Fixed maturities, at fair value               $2,612.3    $2,307.1
Equity investments, at fair value                143.1       113.7
Other investments, at estimated fair value        35.4        31.5
Cash and cash equivalents, at fair value         230.3       450.1
                                              ---------   ---------

Total investments and cash                     3,021.1     2,902.4

Unearned premium ceded                            97.2        83.8
Premiums receivable                              283.9       270.9
Investment trades pending                          -           4.7
Securities lending collateral                    273.6       315.6
Funds withheld                                     1.6         1.5
Deferred acquisition costs                        49.8        53.4
Reinsurance receivable on paid losses             52.9        55.6
Reinsurance recoverable on unpaid losses         291.6       305.7
Accrued investment income                         23.9        22.1
Other assets                                       8.1        44.0
                                              ---------   ---------

Total Assets                                  $4,103.7    $4,059.7
                                              =========   =========

Liabilities

Loss and loss adjustment expense reserves      1,685.0     1,781.9
Unearned premium                                 290.5       262.8
Reinsurance balances payable                     171.6       205.1
Investment trades pending                          6.0         -
Securities lending payable                       273.6       315.6
Debt                                             352.2       249.1
Accounts payable, accrued expenses and other
 liabilities                                      13.9        16.4
Dividends payable                                  7.3         7.2
                                              ---------   ---------

     Total Liabilities                        $2,800.1    $2,838.1
                                              ---------   ---------

Minority Interest - Blue Ocean preferred
 shares                                           56.2        54.2
Minority Interest - Blue Ocean common shares     147.3       109.7
                                              ---------   ---------
     Total Minority Interest                     203.5       163.9
                                              ---------   ---------

Shareholders' Equity
Common voting shares and additional paid-in
 capital                                       1,723.2     1,715.1
Accumulated other comprehensive loss              (7.3)       (9.1)
Retained deficit                                (615.8)     (648.3)
                                              ---------   ---------

     Total Shareholders' Equity                1,100.1     1,057.7
                                              ---------   ---------

Total Liabilities, Minority Interest and
 Shareholders' Equity                         $4,103.7    $4,059.7
                                              =========   =========


Common voting shares outstanding (000's)        89,179 sh   89,178 sh
Common voting and common equivalent shares
 outstanding (000's)                            96,820      96,360

Book value per share:

     Basic book value per common voting share $  12.34    $  11.86
                                              =========   =========
     Fully converted book value per common
      voting and common equivalent share      $  12.27    $  11.86
                                              =========   =========


                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)


                                                 Three Months Ended
                                                      March 31,
                                                  2006        2005
                                               ----------- -----------

Underwriting revenues

Gross premiums written                          $   224.9   $   306.3
Reinsurance premiums ceded                          (79.2)      (26.8)
                                               ----------- -----------
Net premiums written                                145.7       279.5

Gross premiums earned                               197.2       196.6
Reinsurance premiums earned                         (65.8)      (16.1)
                                                 ---------   ---------
Net premiums earned                                 131.4       180.5

Loss and loss adjustment expenses                    50.9        79.5
Acquisition costs                                    33.9        37.4
General and administrative expenses                  14.7        15.2

                                               ----------- -----------
Underwriting income                                  31.9        48.4
                                               ----------- -----------

Net investment income                                28.8        21.4
Financing expense                                   (11.9)       (4.3)
Other income                                          0.2         -
Minority interest                                    (2.9)        -

                                               ----------- -----------
Operating income                                     46.1        65.5
                                               ----------- -----------

Net realized gains (losses)                          (6.3)        9.0

                                               ----------- -----------
Net income                                      $    39.8   $    74.5
                                               ----------- -----------

Other comprehensive income (loss) items               8.7       (38.5)

                                               ----------- -----------
Comprehensive income                            $    48.5   $    36.0
                                               =========== ===========


Earnings per share:

     Basic earnings per share                   $    0.45   $    1.19
     Diluted earnings per share                 $    0.44   $    1.11

     Diluted operating income per share (1)     $    0.51   $    0.97
     Diluted comprehensive income per share     $    0.54   $    0.54

Insurance ratios:

     Loss ratio                                      38.7%       44.1%
     Expense ratio                                   37.0%       29.1%
     Combined ratio                                  75.7%       73.2%


(1) excludes realized gains and losses and movement in unrealized gains and losses on investments, and foreign exchange

    CONTACT: Montpelier Re Holdings Ltd.
             Media:
             Keil Gunther, Communications Manager, 441-297-9570 or
             Investor Relations:
             William Pollett, Treasurer, 441-297-9576